Exhibit 10.1

Corporate Offices

1100 Winter Street

Suite 4600

Waltham, MA 02451

United States

Tel: 781.663.5000

Fax: 781.663.5100

April 17, 2006

Mr. Mark J. Kelly

c/o ModusLink Corporation

501 Innovation Avenue

Morrisville, NC 27560-8524

Dear Mark:

Congratulations on your taking on your new role as President of the Americas Business Unit of ModusLink Corporation (“ModusLink” or the “Company”). In this capacity you will report to Joseph C. Lawler, President and Chief Executive Officer of ModusLink.

This letter will serve to memorialize certain changes to your compensation arrangements with the Company. It does not change your status as an “at-will” employee.

Effective as of April 17, 2006, your salary will be $9,615.38 bi-weekly, which is equivalent to an annualized base salary of $250,000. You will also be eligible to participate in the incentive compensation plans for executive officers established by the Compensation Committee of Board of Directors of CMGI on October 6, 2005. Materials describing these plans will be provided to you. You will now be eligible to receive a bonus for the remainder of fiscal year 2006 based on a target annualized bonus equal to 60% of your base salary earned during the remaining fiscal 2006. Your bonus in the earlier part of fiscal year 2006 will remain targeted at 30% of your prior base salary. The actual bonus payment you receive will be based on the Company’s and CMGI’s successful satisfaction of fiscal year 2006 business objectives pursuant to the terms and conditions of the CMGI FY2006 Executive Management Incentive Plan.

In addition, you will be granted an option to purchase 200,000 shares of CMGI common stock under CMGI’s 2004 Stock Incentive Plan or 2000 Stock Incentive Plan. This option will be priced at the closing price of CMGI’s common stock (during normal trading hours) on the date hereof. Provided you remain employed by the Company on each vesting date, the vesting schedule of the option shall be as follows: 25% of the shares underlying the option shall vest and become exercisable on the first anniversary of the date of grant and 1/48th of the shares underlying the option shall vest and become exercisable on each monthly anniversary date of the date of grant starting on the 13th monthly anniversary date of the date of grant, so that the option becomes fully vested and exercisable on the fourth anniversary of the date of grant. The option shall have a seven (7) year term.

Mr. Mark J. Kelly

Page Two

April 17, 2006

The option described above shall be subject to all terms, limitations, restrictions and termination provisions set forth in the applicable plan, and in the stock option agreement (which shall be based upon the Company’s standard form of such agreement) that shall be executed to evidence the grant of such option.

As part of your acceptance of this position, you will be relocating to the Boston area no later than the end of August 2006. You will be eligible for relocation benefits per past practices for relocating senior executives and within the Company’s relocation guidelines. These benefits will include a one-time miscellaneous relocation allowance of $25,000 in addition to the allowance per the existing policy.

In the event that your employment with the Company (or, for this purpose, employment with a subsidiary of the Company) is terminated by the Company (or such subsidiary), other than for cause, you shall be entitled to continue to receive your base salary, in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination. Any payment of these severance benefits will be conditioned upon your execution of the Company’s standard form of general release.

For purposes of this offer letter, “cause” shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or responsibilities required pursuant to your employment, after written notice and an opportunity to cure, (iii) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) a breach by you of any representations or warranties included in this offer letter, (vi) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (v), or (vii) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

Please let me know if you have any questions.

Sincerely,

/s/    James J. Herb

James J. Herb

Senior Vice President, Human Resources

Agreed and accepted:

/s/ Mark J. Kelly	April 17, 2006
Mark J. Kelly	Date